Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MAF Bancorp, Inc.

We consent to incorporation by reference in the registration statements (No.’s 33-79110, 333-83534, 333-61792, 333-72863, 333-72865, 333-110986, 333-110990 and 333-132231) on Form S-8 of MAF Bancorp, Inc. of our reports dated March 13, 2006, relating to the consolidated statements of financial condition of MAF Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of MAF Bancorp, Inc.

/s/ KPMG LLP

Chicago, Illinois

March 13, 2006